UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

Caterpillar Inc. issued the following press release on December 17, 2001. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

December 17, 2001

FOR IMMEDIATE RELEASE

Caterpillar and AGCO Reach Agreement
To Add Next Generation of Challenger® Tractors to AGCO Product Line

 AGCO to acquire Design, Assembly, Marketing
As Cat Focuses on Engines, Drivetrain, Other Major Components

PEORIA, Ill., and DULUTH, Ga. -- Caterpillar Inc. (NYSE: CAT) and AGCO (NYSE: AG) have signed an agreement for AGCO, a Georgia-based agricultural equipment manufacturer and distributor, to acquire the design, assembly and marketing of the new MT Series of Caterpillar's Challenger® high-tech farm tractors.

"Caterpillar has a long history of designing and producing rugged, reliable agricultural machines, and this industry continues to represent an important growth opportunity for us," said Robert Macier, Caterpillar vice president with responsibility for the company's Diversified Products Division. "This agreement enables us to focus our efforts on those areas where we can add the highest value - engines, drivetrains, electronics and technology development - while AGCO provides its expertise in the assembly and marketing of agricultural products. It also offers Caterpillar the opportunity to provide additional engines and other components to AGCO - one of the leading global suppliers of agricultural equipment."

Macier noted that Caterpillar already is a major engine supplier to AGCO, which is one of the largest customers of Caterpillar's Perkins Engines division.

John Shumejda, President and CEO of AGCO said, "This new and innovative tractor technology gives AGCO a leading entry into the broad-acre 'corporate' farm market segment. In addition, AGCO will provide Caterpillar dealers with additional products that will broaden their equipment offerings and enhance their competitive position in the agricultural equipment market."

AGCO is a multiple-brand producer with a full agricultural product line that is sold throughout the world under brands that include Massey Ferguson and Fendt.  "Adding these outstanding Caterpillar machines to our brand line-up puts AGCO in a strong position to respond to the growing customer need for high-horsepower track-type tractors that can maintain more efficient traction under full loads than conventional rubber-tire tractors of similar size," Shumejda said. "The versatile new MT Series not only addresses that need, but provides the latest technology to tackle a wide variety of farming applications."

Under the agreement, Macier and Shumejda said, AGCO will immediately begin assembly of four models of the newly announced MT700 series of Challenger tractors. It also calls for Caterpillar to be a long-term supplier of high-horsepower (220-500 hp) diesel engines, drivetrains, and other major components, including the patented Mobil-tracTM system, with its rubber tracks that enable more efficient utilization of engine power with less soil compaction. This agreement also includes future MT Series tractors.

AGCO will acquire the MT Series product design, and will continue to market the tractors through Caterpillar dealers worldwide, as well as through a selected network of AGCO dealers. Caterpillar will provide technical support to AGCO on track technology and will maintain customer support services for all Challenger tractors produced prior to the sale of the MT Series to AGCO.

The parties have agreed not to disclose financial terms of the transaction, which is expected to close in the first quarter of 2002.

In conjunction with this transaction, Caterpillar will take a pre-tax charge of about $80 million. Excluding this charge, the company is still comfortable with the 2001 outlook released with its third-quarter results.

About Caterpillar:
Caterpillar Inc. is the world's largest manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines. Headquartered in Peoria, Ill., the company posted 2000 sales and revenues of $20.18 billion.

About AGCO:
AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of a full line of agricultural equipment and related replacement parts. AGCO products are distributed in 140 countries through more than 7,500 independent dealers and distributors. AGCO products are distributed under the brand names AGCO, AGCOSTAR, Ag Chem, Farmhand, Fendt, Glencoe, Gleaners, Hesston, Massey Ferguson, New Idea, Tye, Spra-Coupe, White and Wilmar. In 2000 AGCO had sales of $2.3 billion.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

	By:	/s/ James B. Buda
James B. Buda
December 17, 2001		Vice President